BANCTRUST FINANCIAL GROUP ANNOUNCES

FIRST QUARTER 2005 EARNINGS INCREASE

Mobile, Alabama, April 22, 2005----BancTrust Financial Group, Inc. (Nasdaq: BTFG) announced today net income for the first quarter of 2005 of $2.878 million, an increase of 17.2% over the $2.455 million reported for the first quarter of 2004. Total basic and diluted earnings per share were both $.26 in the first quarter of 2005 compared to $.22 for both in the first quarter of 2004. Total assets at March 31, 2005 were $1.270 billion compared to $1.076 billion a year ago, an increase of 18.1%.

Loans increased by 30.8%, from $708.3 million at March 31, 2004 to $926.6 million at March 31, 2005, and the net interest margin increased to 4.69% in the first quarter of 2005 from 4.44% in the same period last year. These two factors combined to generate an increase in net interest revenue of $2.813 million, or 29.6%. The provision for loan losses in the first quarter of 2005 was $1.21 million compared to $398 thousand in the first quarter of 2004, and this addition in 2005 maintained the ratio of the allowance to loans on March 31, 2005 at 1.21% compared to 1.23% a year ago.

On April 20, 2005, the Board of Directors of BancTrust declared a second quarter 2005 dividend of $.13 per share, payable July 1, 2005, to shareholders of record June 15, 2005.

On April 7, 2005, BancTrust announced that it had reached an agreement to sell all of the stock of Sweet Water State Bank to Tombigbee Bancshares, Inc., a new corporation formed by a group consisting primarily of directors and management of Sweet Water State Bank. Sweet Water State Bank operates three banking locations in Sweet Water, Linden and Thomasville, Alabama. As of December 31, 2004, Sweet Water had total assets of approximately $52.5 million. Completion of this transaction is subject to certain customary contingencies, including regulatory approvals.

BancTrust currently provides banking services through 25 offices in the southern half of Alabama and 8 offices throughout Northwest Florida. In addition to banking services, BancTrust provides trust, investment, insurance, brokerage and financial planning services through its affiliates BancTrust Company and BancTrust Financial Services. The common stock of the Company trades on The NASDAQ SmallCap Stock Market under the symbol BTFG.

This press release contains "forward-looking" statements which state or express an opinion as to what may happen in the future. These statements, which can be identified by the use of "expect," "may," "could," "should," "plans," and words of like meaning, are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. Factors that could cause actual results to differ materially from those described herein include regulatory changes, changes in the general economic environment, changes in interest rates, changes in the securities markets, changes in the demand for our products and services, increased competition, difficulties in the integration of acquired businesses and numerous other factors set forth in the reports filed by BancTrust with the Securities and Exchange Commission. BancTrust is not under any obligation (and it expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended
	March 31,
	2005	2004

EARNINGS:
Interest revenue	$16,437	$12,409
Interest expense	4,121	2,906

Net interest revenue	12,316	9,503

Provision for loan losses	1,210	398
Non-interest revenue	2,504	2,458
Securities gains, net	70	162
Non-Interest expense	9,415	8,312
Income from continuing operations before income taxes	4,265	3,413
Income tax expense	1,387	914
Income from continuing operations	2,878	2,499

Discontinued operations
Income from discontinued operations before income taxes	0	128
Income tax expense	0	172
Loss from discontinued operations	0	(44)

Net income	$2,878	$2,455

Earnings per share:
From continuing operations
Basic	$0.26	$0.23
Diluted	0.26	0.23

From discontinued operations
Basic	$0.00	($0.01)
Diluted	0.00	(0.01)

Total
Basic	$0.26	$0.22
Diluted	0.26	0.22

Cash dividends declared per share	0.13	0.13

MARCH 31, STATEMENT
OF CONDITION:
	2005	2004
Total assets	$1,270,289	$1,075,647
Loans	926,643	708,270
Allowance for loan losses	11,200	8,679
Deposits	1,057,331	841,607
Shareholders' equity	122,491	119,229

AVERAGE BALANCES YTD:

Total assets	$1,222,926	$1,058,882
Earning assets	1,085,185	889,437
Loans	922,884	695,786
Deposits	1,011,919	822,525
Shareholders' equity	123,734	118,849

RATIOS AND OTHER DATA:

ROA YTD	0.95%	0.93%
ROE YTD	9.43%	8.31%
Total shareholders' equity to
total assets - March 31,	9.64%	11.08%
Average shareholders' equity to
average total assets YTD	10.12%	11.22%
Net interest margin (te) YTD	4.69%	4.44%
Net loan charge-offs YTD	254	61
Nonperforming loans - March 31,	3,564	4,376
Other real estate owned - March 31,	241	1,006
Net charge-offs to average loans YTD	0.03%	0.01%
Nonperforming loans to total loans - March 31,	0.38%	0.62%
Average shares outstanding - basic QTR	11,056	10,964
Average shares outstanding - diluted QTR	11,165	11,048

For additional information contact: F. Michael Johnson (251) 431-7813.